Exhibit 19.1

SOLARIS ENERGY INFRASTRUCTURE, INC.
insider Trading Policy
(Adopted May 11, 2017, Amended as of June 2018 and August 2024)

This Insider Trading Policy (this “Policy”) is designed to provide guidance to directors, officers, employees and consultants of Solaris Energy Infrastructure, Inc. (the “Company”) with respect to transactions in the Company’s securities (such as common stock, options to buy or sell common stock, warrants, convertible securities and debt securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws.

This Policy applies to all directors, officers, employees and consultants of the Company. The people to whom this Policy applies are referred to in this Policy as “insiders.”  All insiders must comply with this Policy. This Policy also sets forth certain Company policies with respect to transactions in the securities of other companies when specified by the Company’s Chief Administrative Officer or General Counsel, as applicable.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time.  In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern.  If a law conflicts with this Policy, you must comply with the law.

You should read this Policy carefully, ask questions of the Company’s Chief Administrative Officer or General Counsel, as applicable, and, upon request, promptly sign and return the Insider Trading Policy Certification attached as Annex A hereto acknowledging receipt of this Policy to:

Solaris Energy Infrastructure, Inc.

9651 Katy Freeway, Suite 300

Houston, Texas 77024

Attention: Chief Administrative Officer

and/or General Counsel

The Company’s directors, officers and other employees must promptly sign and return the attached Insider Trading Policy Certification attached as Annex A hereto acknowledging receipt of this Policy when requested to do so by the Company’s Chief Administrative Officer or General Counsel, as applicable (which includes any person(s) whom the Company’s Chief Administrative Officer or General Counsel, as applicable, designate to administer the responsibilities described in this Policy).

I.Definitions and Explanations
A.Material, Non-Public Information
1.What Information is “Material”?

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Similarly, information may be material if you reasonably expect that it would affect the price of the security. Both positive and negative information can be material. Common examples of information that could be, but are not necessarily, material include:

●	Financial results (annual, quarterly or otherwise);
●	Projections of future earnings or losses;
●	News of a pending or proposed merger;
●	News of a significant acquisition or a sale of significant assets;
●	Impending announcements of bankruptcy or financial liquidity problems;
●	Gain or loss of a substantial customer or supplier;
●	Significant changes in the Company’s distribution or dividend policy;
●	Stock splits;
●	Significant changes in the Company’s or its subsidiaries’ credit ratings;
●	New significant equity or debt offerings;
●	Significant developments in litigation or regulatory proceedings;
●	Significant corporate events, including material cyber, data or personnel matters; and

●	Major personnel changes, particularly departures or elections of executive officers or certain directors.
2.What Information is “Non-Public”?

Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public.  In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Although timing may vary depending on the circumstances, generally, the Company expects that insiders should allow two (2) full Trading Days (as defined in Section I.C.) following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of Material, Non-Public Information.

B.Related Person

“Related Person” means, with respect to the Company’s insiders:

●Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling or in-law) and anyone else living in the insider’s household;
●Any family member who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control (such as parents or children who consult with the insider before transacting in Company securities); and
●Partnerships, trusts, estates and other legal entities controlled by an insider.
C.Trading Day

“Trading Day” means a day on which national stock exchanges are open for trading, and a Trading Day begins at the time trading begins.

II.General Policy

This Policy prohibits insiders from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of Material, Non-Public Information about the Company.  Insiders are also prohibited from transacting in or tipping others who may transact in, the securities of another publicly-traded company if the insider learns Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company with which the Company does business in circumstances where the insider receives Material, Non-Public Information about such other company that has been provided to the Company and as to which the Company has a duty of confidentiality regarding such information that is known to the insider. These transactions are commonly referred to as “insider trading.”

It is also the policy of the Company that the Company will not engage in transactions in the Company’s equity securities (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) while aware of Material, Non-Public Information relating to the Company or its securities, except for:

●	transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Company;
●	transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Company and that result from the holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Company’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;
●	transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of the Exchange Act’s Rule 10b5-1 (as defined herein) as then in effect;
●	transactions with counterparties who are at the time also aware of Material, Non-Public Information or who acknowledge, agree or represent that they are aware that the Company may possess Material, Non-Public Information but are not relying on the disclosure or omission to disclose to them of any such information; or
●	any other transaction expressly authorized by the Company’s Board of Directors (the “Board”) or any committee thereof, or by senior management in consultation with the Company’s Chief Administrative Officer or General Counsel, as applicable.
A.Transacting on Material, Non-Public Information

Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Company’s securities, or the securities of another publicly-traded company if the insider learns Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company with which the Company does business in circumstances where the insider receives Material, Non-Public Information about such other company that has been provided to the Company and as to which the Company has a duty of confidentiality regarding such information that is known to the insider, including making any offer to purchase or sell or giving any gift of the Company’s securities, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending after two (2) full

Trading Days following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.

B.Tipping Others of Material, Non-Public Information

No insider shall disclose or tip Material, Non-Public Information about the Company or another publicly-traded company if the insider learns Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company with which the Company does business in circumstances where the insider receives Material, Non-Public Information about such other company that has been provided to the Company and as to which the Company has a duty of confidentiality regarding such information that is known to the insider, to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by transacting in the securities of such company. No insider or Related Person shall make recommendations, directly or indirectly, or express opinions on the basis of Material, Non-Public Information about the Company as to transacting in the Company’s securities.  Insiders are not authorized to recommend transactions in the Company’s securities to any other person (other than Related Persons) regardless of whether the insider is aware of Material, Non-Public Information about the Company.

C.Special and Prohibited Transactions

The Company has adopted policies regarding certain special and prohibited transactions applicable to its insiders as specified below.

1.	Transactions in Company Debt Securities. Transactions in Company debt securities, whether or not those securities are convertible into Company common stock, are prohibited by this Policy.
2.	Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are prohibited, regardless of whether you are in possession of Material, Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is also prohibited.

Transactions involving Company-based derivative securities are completely prohibited, whether or not you are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities include, but are not limited to, trading in

Company-based option contracts, transactions in straddles or collars, and writing or buying puts or calls. Transactions in debt that may be convertible into Company common stock would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under a Company equity-based compensation plan as described in more detail under the “Exceptions” subsection specified in Section II.D., or as otherwise expressly permitted by this Policy.
3.	Purchases of Company Securities on Margin. Any of the Company’s securities purchased in the open market by an insider should be paid for in full at the time of purchase. Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is prohibited by this Policy.
4.	Pledges of Company Securities. Pledging Company securities as collateral is prohibited by this Policy, subject to pre-approval from the Chief Administrative Officer or General Counsel, as applicable.
5.	Short-Term Trading. Insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
6.	Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans (as defined herein) should be used only for a very brief period of time.
D.Exceptions

Except for the pre-clearance restrictions for the Window Group as defined and set forth in Section III.C. and as specifically noted, this Policy does not apply in the case of the following transactions (if applicable to the Company):

1.	Stock Options and Other Stock-Based Compensation. This exception applies to the exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This exception does not apply, however, to any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.	Restricted Stock Awards. This exception applies to the grant or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This exception does not apply, however, to any market sale of restricted stock.
3.	401(k) Plan. This exception applies to purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This exception does not apply, however, to certain elections the insider may make under the 401(k) plan, including:
(a)	an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;
(b)	an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;
(c)	an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and
(d)	an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.	Employee Stock Purchase Plan. This exception applies to purchases of Company securities in the employee stock purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This exception also applies to purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This exception does not apply, however, to the insider’s election to participate in the plan for any enrollment period, and to the insider’s sales of Company securities purchased pursuant to the plan.
5.	Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment of dividends paid on Company securities. This exception does not apply, however, to (i) voluntary, additional purchases of Company securities resulting from reinvestment of dividends, (ii) the insider’s election to participate in automatic reinvestment of dividends and (iii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.
6.	Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.
7.	Other Transactions. This exception applies to any other purchase of Company securities from the Company or sales of Company securities to the Company.
8.	Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in the Company securities that, at the time it is adopted or modified, conforms to all of the requirements of the Exchange Act’s Rule 10b5-1 as then in effect. Insiders must obtain authorization from the Company’s Chief Administrative Officer or General Counsel, as applicable, before entering into or modifying a Rule 10b5-1 Plan.
9.	Other Approved Transactions. This exception applies to any transaction specifically approved in advance by the Company’s Chief Administrative Officer or General Counsel, as applicable.
E.Post-Termination Transactions

If an insider is aware of Material, Non-Public Information at the time that such insider’s employment or service relationship terminates, the insider may not transact in the Company’s securities or the securities of another company as set forth in Sections II and III.B. until that information has become public or is no longer material.

III.	Additional Transaction Requirements for Certain Insiders
A.Scheduled Blackout Periods and the Window Group

Except as set forth in the “Exceptions” subsection specified in Section II.D. above, all employees and directors of the Company and others identified by the Company who are notified from time to time by the Chief Administrative Officer or General Counsel, as applicable, that they have been identified (the “Window Group”) are prohibited from transacting in Company securities during the periods designated by the Chief Administrative Officer or General Counsel, as applicable, from time to time (the “Scheduled Blackout Period”).  Insiders who have not been identified as being a member of the Window Group should adhere to the other applicable prohibitions set forth in this Policy.  The Company will endeavor to notify the Window Group when the Scheduled Blackout Period begins. Insiders who have been designated as members of the Window Group and notified of the Scheduled

Blackout Period must comply with the Scheduled Blackout Period whether or not they receive a reminder of the commencement of each Scheduled Blackout Period.

B.Unscheduled Blackout Periods

From time to time, the Chief Administrative Officer or General Counsel, as applicable, may also prohibit some or all of the Window Group from transacting in the securities of the Company or the securities of another company because of developments known to the Company and not yet disclosed to the public (an “Unscheduled Blackout Period”). In this event, the Chief Administrative Officer or General Counsel, as applicable, will notify the affected persons, and those persons, except as set forth in the “Exceptions” subsection specified in Section II.D. above, may not engage in any transaction involving the securities of the Company or the other specified company, as applicable, until the Company’s Chief Administrative Officer or General Counsel, as applicable, notifies such persons that the Unscheduled Blackout Period is over. In addition, those persons made aware of the existence of an Unscheduled Blackout Period should not disclose the existence of the Unscheduled Blackout Period to any other person (outside of those subject to the Unscheduled Blackout Period).

Transacting in the Company’s securities outside of the Scheduled or Unscheduled Blackout Periods should not be considered a “safe harbor,” and all insiders should use good judgment at all times.

C.Pre-Clearance of Transactions

The Company has determined that the members of the Window Group must not transact in the Company’s securities, even outside of Scheduled or Unscheduled Blackout Period, without first complying with the Company’s “pre-clearance” process.  Each member of the Window Group should contact and receive pre-clearance from the Company’s Chief Administrative Officer or General Counsel, as applicable, prior to commencing any transaction in the Company’s securities (whether or not listed in the “Exceptions” subsection specified in Section II.D.).  Members of the Window Group must obtain written clearance from the Company’s Chief Administrative Officer or General Counsel, as applicable. Oral pre-clearance is not sufficient. After you receive permission to engage in a transaction, you must complete your transaction within five (5) Trading Days (or such shorter or longer period as is designated by the Chief Administrative Officer or General Counsel, as applicable) or make a new request for clearance. The Company’s Chief Administrative Officer or General Counsel, as applicable, shall immediately report to the Company’s Chief Executive Officer when either or both have pre-cleared any proposed transaction.

Please note that clearance of a proposed transaction by the Company’s Chief Administrative Officer or General Counsel, as applicable, does not constitute legal advice regarding or otherwise acknowledge that a member of the Window Group does not possess Material, Non-Public Information.  Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.

IV.Potential Criminal and Civil Liability and/or Disciplinary Action

Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on Material, Non-Public Information regarding the Company.

V.Transactions by the Company

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in the Company’s securities.

VI.Administration of this Policy

The Company’s Chief Administrative Officer or General Counsel, as applicable, and, in his or her absence, another employee designated by the Company’s Chief Administrative Officer or General Counsel, as applicable, shall be responsible for the administration of this Policy. All determinations and interpretations by the Company’s Chief Administrative Officer or General Counsel, as applicable, shall be final and not subject to further review.

* * * *

This document states a policy of Solaris Energy Infrastructure, Inc. and is not intended to be regarded as the rendering of legal advice.

Annex A
insider Trading Policy
Certification

I have read and understand the Insider Trading Policy (the “Policy”) of Solaris Energy Infrastructure, Inc. (the “Company”).  I agree that I will comply with the policies and procedures set forth in the Policy.  I understand and agree that, if I am a director, executive officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

______________________________________

Signature

______________________________________

Type or Print Name

______________________________________

Date

A-1